INTERNATIONAL SPEEDWAY CORPORATION

$225,000,000

7 7/8% SENIOR NOTES DUE 2004

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FOURTH SUPPLEMENTAL INDENTURE

Dated as of December 8, 2000

to

INDENTURE

Dated as of October 6, 1999

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FIRST UNION NATIONAL BANK,

Trustee

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of December 8, 2000 among International Speedway Corporation, a Florida corporation (the “Company”), and First Union National Bank, as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore entered into the Indenture, dated as of October 6, 1999, as supplemented by the First Supplemental Indenture dated as of May 26, 2000, the Second Supplemental Indenture dated as of July 26, 2000 and the Third Supplemental Indenture dated as of August 25, 2000 (collectively, the “Indenture”), among them and the Guarantors named therein, governing the Company’s 7 7/8% Senior Notes due 2004 (the “Notes”); and

WHEREAS, the Company as of November 15, 2000 consummated the sale of all of the Capital Stock of Competition Tire South, Inc., a Delaware corporation and an existing Guarantor (“CTS”), and Competition Tire West, Inc., a Michigan corporation and an existing Guarantor (“CTW” and together with CTS, the “Existing Guarantors”), to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company (the “Disposition”); and

WHEREAS, Section 1205 of the Indenture provided for the release of each of the Existing Guarantors from all of its obligations under its Note Guarantee and the Indenture by virtue of the Disposition; and

WHEREAS, pursuant to the requirements of Section 1205 of the Indenture, the Company and Trustee entered into that certain Release and Agreement dated as of November 15, 2000 (the “Release and Agreement”), whereby each of the Existing Guarantors was irrevocably released as of such date from all of its obligations under its Note Guarantee and the Indenture, and such Note Guarantee was thereby terminated automatically as of such date without any further action on the part of any party thereto or each such Existing Guarantor.  For the purpose of supplementing the Indenture to reflect such release of the Existing Guarantors in accordance with the requirements of Section 1205 of the Indenture, the Company and Trustee agreed and undertook to enter into this Fourth Supplemental Indenture; and

WHEREAS, the Company and the Trustee desire to enter into this Fourth Supplemental Indenture for the purpose of supplementing the Indenture to reflect such release of the Existing Guarantors in accordance with the requirements of Section 1205 of the Indenture; and

WHEREAS, pursuant to Section 903 of the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture; and

WHEREAS, the Indenture may be supplemented pursuant to Section 9.02(4) thereof without the consent of any Holders of the Notes for the purpose of reflecting such release of each of the Existing Guarantors in accordance with the requirements of Section 1205 of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.         Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2.         Supplementation.  By virtue of the Disposition and execution and delivery of the Release and Agreement by each of the Company and Trustee in accordance with the requirements of Section 1205 of the Indenture, the Indenture is hereby supplemented effective as of November 15, 2000 to reflect the irrevocable release as of such date of each of the Existing Guarantors from all of its obligations under its Note Guarantee and the Indenture, and the automatic termination of such Note Guarantee without any further action on the part of any party hereto or each such Existing Guarantor.

 Section 3.        Governing Law.  This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Section 4.         Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.         Duplicate Originals.  All parties may sign any number of copies of this Fourth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6.         Severability.  In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 7.         Effectiveness.  This Fourth Supplemental Indenture shall become effective as of its date upon its execution and delivery by each of the parties hereto; provided, however, that the Indenture, as supplemented by this Fourth Supplemental Indenture, shall be deemed to be supplemented as of November 15, 2000.

Section 8.         Ratification.  This Fourth Supplemental Indenture is executed pursuant to Section 902(4) of the Indenture, and the terms and conditions hereof shall be and shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes.  The Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed by the parties hereto.

Section 9.         Acceptance of Trust.  The Trustee hereby accepts the trust in the Indenture declared and provided, upon the terms and conditions set forth in the Indenture, as amended by this Fourth Supplemental Indenture.  The Trustee assumes no responsibility for the correctness of the recitals herein and makes no representation and shall have no responsibility as to the validity or the sufficiency of this Fourth Supplemental Indenture or the due authorization and execution hereof by the Company.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the date first above written.

INTERNATIONAL SPEEDWAY CORPORATION

By:  s/  Glenn R. Padgett
Name:  Glenn R. Padgett
Title:    Assistant Secretary

FIRST UNION NATIONAL BANK, as Trustee

By:   s/  Michelle Mena
Name:    Michelle Mena
Title:      Corporate Trust Officer